Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces Year End Earnings.
Naperville, IL, March 19, 2009.  Chicago Rivet & Machine Co. (NYSE Amex, symbol: CVR) today announced audited results for the year 2008 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Years Ended December 31

	2008	2007
Net sales	$28,518,931	$37,776,264
Income (loss) before income taxes	(1,251,482)	1,921,072
Net income (loss)	(825,482)	1,267,072
Net income (loss) per share	(.85)	1.31
Average shares outstanding	966,132	966,132

Contact:
     Kimberly A. Kirhofer
     Chicago Rivet & Machine Co.
     (630) 357-8500